Exhibit 5.2

Simpson Thacher & Bartlett LLP
855 boylston street, 9th floor boston, ma 02116
telephone: +1-617-778-9200 facsimile: +1-617-778-9202

November 5, 2026

Prospect Capital Corporation
10 East 40th Street, 42nd Floor
New York, NY 10016
To the Addressee Stated Above:
We have acted as counsel to Prospect Capital Corporation, a Maryland corporation (the “Company”), in connection with the Registration Statement on Form N-2 (File No. 333-293349) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of an indeterminate initial offering price of debt securities and other securities.
We have examined the Registration Statement, the Securities Purchase Agreement dated October 29, 2026 (the “Purchase Agreement”), by and among the Company and the investors listed in Annex A thereto pursuant to which such investors have agreed to purchase $300,000,000 aggregate principal amount of 8.95% Senior Notes due 2031 (the “Notes”) issued by the Company, the Indenture, dated as of February 16, 2012, between the Company and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC), as trustee (the “Original Trustee”), as amended by the Agreement of Resignation, Appointment and Acceptance, dated as of March 12, 2012, by and among the Company, the Original Trustee and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association), as trustee (the “Trustee”) (collectively, the “Base Indenture”), as supplemented by

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a supplemental indenture, dated as of November 5, 2026 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), establishing the form and terms of the Notes, and a duplicate of the global note representing the Notes whose terms are set forth in the Indenture. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.
In rendering the opinion set forth below, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.
In rendering the opinion set forth below, we have assumed further that (1) the Company is validly existing and in good standing under the law of the jurisdiction in which it is organized and has duly authorized, executed, issued and delivered the Purchase Agreement, the Indenture, the Notes, as applicable, in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, issuance, delivery and performance by the Company of the Purchase Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or violation of its organizational documents or violate the law of the

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jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York) and (3) the execution, issuance, delivery and performance by the Company of the Purchase Agreement, the Indenture, the Notes, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the provisions of the Purchase Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.
Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (i) the waiver of rights and defenses contained in Section 5.14 of the Base Indenture or (ii) Section 1.09 of the Base Indenture and Section 5.02 of the Supplemental Indenture, respectively, relating to the separability of provisions of the Base Indenture and the Supplemental Indenture.
In connection with Section 1.13 of the Base Indenture whereby the parties submit to the jurisdiction of any New York state or federal court sitting in The City of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the U.S. federal

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courts. In connection with the provisions of Section 1.13 of the Base Indenture which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another.
        We do not express any opinion herein concerning any law other than the law of the State of New York.
We hereby consent to the filing of this opinion letter as Exhibit (l)(2) to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.
Very truly yours,
/s/ Simpson Thacher & Bartlett
SIMPSON THACHER & BARTLETT LLP